EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

AXT, Inc. Reports Second Quarter 2004 Results
Move of Manufacturing Operations to China Largely Complete;
Customers Begin to Re-Qualify China Products

FREMONT, Calif. — July 21, 2004 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2004. The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue for the second quarter of 2004 was $9.5 million compared with $9.8 million in the first quarter of 2004.

Gross margin was 8.7 percent of revenue in the second quarter of 2004 compared with 5.5 percent of revenue in the first quarter of 2004. Operating expenses were $4.6 million in the second quarter of 2004 compared with $3.1 million in the first quarter of 2004.

The company reported a loss from operations of $3.8 million for the second quarter of 2004 compared with a loss from operations of $2.6 million for the first quarter of 2004. The $3.8 million loss from operations in the second quarter of 2004 included a restructuring charge of $1.1 million related to the reduction in force and to lease costs associated with facilities that are no longer required to support production.

Net interest and other expense was $171,000 for the second quarter of 2004 compared with net interest and other income of $58,000 for the first quarter of 2004.

Net loss in the second quarter of 2004 was $3.8 million or a loss of $0.17 per basic and diluted share, compared with a loss of $2.6 million or a loss of $0.11 per basic and diluted share for the first quarter of 2004. Excluding the $1.1 million restructuring charge, net loss in the second quarter of 2004 would have been $2.8 million or a loss of $0.12 per basic and diluted share.

AXT Reports Second Quarter 2004 Results

Management Qualitative Comments

“While the second quarter was challenging as a result of the investigation previously announced regarding product testing policies and practices, we are already seeing positive developments resulting from it and believe that by the fourth quarter we can be in better financial and operational positions than we have been for some time,” said Don Tatzin, Interim CEO.

“We have made a number of changes to our product testing procedures to address the issues that we found in our investigation. We are adding experienced staff in key areas including applications engineering, quality, and process engineering. We are automating the collection of portions of our production test data and are developing a company-wide system related to product performance information. We are also testing and implementing new wafer processing procedures and equipment to boost product quality. These efforts will be on-going.

“We are pleased with our customers’ response to our on-going efforts to improve our product testing policies and practices. We are also pleased that most customers are placing orders with us while other customers are working with us to qualify our products and our Beijing operations.”

Move of Manufacturing Operations to China Largely Complete

“We are now in the final stages of moving our manufacturing operations to China,” added Tatzin. “This move allows us to focus all of our management and technical attention on one facility. Key engineering and management staff who used to divide their time between our U.S. and China facilities will now concentrate their efforts in China. This should enable us to improve our processes, resulting in higher yields and a more efficient operation.”

Intellectual Property Litigation Update

AXT and Sumitomo have completed submitting arguments and evidence in the previously disclosed intellectual property litigation in Japan between them. The company retains all of its options which include appealing any court decision and launching an effort to have the competitor’s patent invalidated in Japan.

AXT Reports Second Quarter 2004 Results

Outlook for Third Quarter, Ending September 30, 2004

AXT projects its revenue for the third quarter will be between $8.2 to $8.9 million.

•	Consolidated gross margin is expected to be between 7 percent and 11 percent.

•	Consolidated sales, general and administrative expense is expected to be approximately $2.5 million.

•	Consolidated research and development expense is expected to be approximately $350,000.

•	Consolidated restructuring charge is expected to be approximately $150,000.

•	Consolidated net loss from continuing operations is expected to be between $2.3 and $2.7 million, or a loss of between $0.10 and $0.12 per diluted share.

Capital expenditures during 2004 will be approximately $2.0 million. AXT projects that capital expenditures in the third quarter will approximate $500,000. AXT has sufficient cash reserves and funding capacity to meet its anticipated capital requirements for the next twelve months.

Conference Call

A conference call will be held on July 21, 2004 at 1:30 p.m. PDT. The conference call can be accessed at (785) 424-1052; the conference ID is AXT. The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (402) 530-9314 until July 28, 2004. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. A replay of the call and management’s accompanying script will be available on the company’s website immediately after the call through August 24, 2005. Additional investor information can be accessed at www.axt.com or by calling company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

AXT Reports Second Quarter 2004 Results

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our customer response to disclosure of the results of our investigation into our contract practices and policies, expected quarterly financial results for the third quarter of fiscal 2004, adjustments to results announced for the second quarter, including adjustments to reserves, and possible outcome of our litigation with Sumitomo. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, which could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: any adjustments that may be required as a result of the investigation discussed above, the outcome of litigation regarding intellectual property, our inability to meet our SEC filing obligations on a timely basis, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the Company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the Company’s control. The Company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenue	$9,524	$8,519	$19,300	$17,054
Cost of revenue	8,695	7,844	17,938	16,106

Gross profit	829	675	1,362	948

Operating expenses:
Selling, general and administrative	3,203	2,819	5,973	5,319
Research and development	350	368	691	747
Restructuring charge	1,077	—	1,077	—

Total operating expenses	4,630	3,187	7,741	6,066

Loss from operations	(3,801)	(2,512)	(6,379)	(5,118)
Interest expense	58	108	167	223
Other expense (income), net	113	1,269	(54)	1,038

Loss before provision for income taxes	(3,972)	(3,889)	(6,492)	(6,379)
Provision for income taxes	97	—	137	—

Loss from continuing operations	(4,069)	(3,889)	(6,629)	(6,379)
Discontinued operations:
Gain (loss) from discontinued operations, net of tax	222	(2,747)	222	(4,574)
Loss on disposal	—	(11,100)	—	(11,100)

Net loss	$(3,847)	$(17,736)	$(6,407)	$(22,053)

Basic and diluted loss per share:
Loss from continuing operations	$(0.18)	$(0.17)	$(0.29)	$(0.28)
Gain (loss) from discontinued operations	0.01	(0.61)	0.01	(0.69)

Net loss per share	$(0.17)	$(0.78)	$(0.28)	$(0.97)

Basic and diluted shares used in per share calculations	23,045	22,702	23,020	22,665

AXT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share data)

	June 30,	December 31,
	2004	2003
Assets:
Current assets
Cash and cash equivalents	$14,783	$24,339
Short-term investments	19,858	14,669
Accounts receivable, net	4,390	6,297
Inventories	21,822	24,083
Prepaid expenses and other current assets	2,572	1,301
Assets held for sale	1,000	1,000

Total current assets	64,425	71,689
Property, plant and equipment	20,968	21,795
Other assets	3,290	4,237
Restricted deposits	8,615	9,302

Total assets	$97,298	$107,023

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$2,791	$2,638
Accrued liabilities	7,802	8,296
Accrued restructuring	1,040	—
Current portion of long-term debt	1,923	3,694

Total current liabilities	13,556	14,628
Long-term debt, net of current portion	7,885	8,842
Other long-term liabilities	1,282	1,255

Total liabilities	22,723	24,725

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,371	155,178
Accumulated deficit	(85,335)	(78,928)
Other comprehensive income	1,007	2,516

Total stockholders’ equity	74,575	82,298

Total liabilities and stockholders’ equity	$97,298	$107,023